Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Charlie’s Holdings, Inc.

We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-232596) on Form S-1 of Charlie’s Holdings, Inc. of our report dated April 3, 2019, except for the subsequent event described in the last paragraph of Note 8 as to which the date is September 27, 2019, relating to the financial statements of Charlie’s Chalk Dust, LLC as of December 31, 2018 and 2017, and for the years then ended appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Squar Milner LLP

Irvine, California
January 21, 2020